Exhibit 10.1

September 27, 2023

Peter Walker

Dear Peter,

Instructure, Inc. (the “Company”) is pleased to offer you a full-time position as Executive Vice President and Chief Financial Officer according to the following terms (the “Agreement”).

DUTIES

You will be responsible for duties as are ordinary, customary and necessary in the Chief Financial Officer role, or as your manager may direct you. You shall report to the Chief Executive Officer. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. You shall be permitted to work remotely from your home unless the Company opens an office within twenty miles of your residence. Of course, the Company may change your position, duties, hours, and work location from time to time at its discretion.

SIGNING AND RETENTION ADVANCE

We are pleased to offer you a signing and retention advance in the amount of $350,000 (the “Advance”). The full terms governing payment of this Advance are included in the attached Advance and Additional Bonus Agreement.

ADDITIONAL SIGNING BONUS

In addition, we will offer you an additional signing bonus in the amount of $200,000 (the “Additional Bonus”). The full terms governing payment of this Additional Bonus are included in the attached Advance and Additional Bonus Agreement.

COMPENSATION

Your compensation will be $475,000 per year paid in substantially equal installments, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly in accordance with the Company’s current payroll practices, which may change from time to time. Pay dates currently fall on the 15th and 31st (or last day) of each month.

BONUS PROGRAM

Each year you will be eligible to participate in the Company bonus program at a target rate of 100% of your annual salary. Bonus payout will be based on Company, team and individual performance and will be pro-rated based on hire date.

EQUITY

In connection with the commencement of your employment, the Company will recommend to the Board of Directors that they grant you restricted stock units (“RSUs”). The RSUs will have a grant date fair value of approximately $7,500,000 (the "Grant Value"). The actual number of RSU’s granted will typically be determined by using the 10 day average closing price preceding the board approval of the grant. The RSUs will be governed by the terms of the Company's 2021 Omnibus Incentive Plan and your RSU Agreement with the Company and shall vest over a four year period as follows: 25% after one year and then quarterly thereafter. The vesting commencement date will begin on the first quarterly vesting date (March 1st, June 1st, September 1st, December 1st) following board approval. In addition, you will be eligible to participate in our long-term incentive plan starting commencing January 2025. This program and grant are subject to the approval of the Compensation Committee, including without limitation, all terms, conditions, forms of equity, structure, and vesting. Any such terms will be similar to those similarly situated employees.

BENEFITS

You, and your qualified dependents, will be eligible for the standard Company benefits based on the terms and conditions of the benefit plans and applicable policies. Details about these benefit plans will be available for your review. Pursuant to

Company policy, you will not accrue vacation time, and you may instead be eligible to take time off with pay as appropriate for your position and workload. The Company may modify compensation and benefits from time to time, as it deems necessary in its sole discretion.

Quick Info
Title	EVP and Chief Financial Officer
Start Date	November 13, 2023
Manager	Chief Executive Officer
Salary	$475,000
Benefits	Medical, Dental, Vision, Disability Insurance, Life, 401k w/ match, Gym Membership, Time Off w/ Pay
Holidays	11 Paid Holidays + Eligibility in “Dim the lights”

RULES AND POLICIES

As a Company employee, you will be expected to abide by Company rules and policies as they are adopted and amended from time to time and sign and comply with the attached Confidentiality and Intellectual Property Agreement which, among other obligations, prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers (to the extent allowed by law).

PROPRIETARY INFORMATION

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you will be able to perform your job duties within the guidelines just described and that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You agree that you will not bring onto the Company’s premises, nor upload onto the Company’s computer systems, any unpublished documents, confidential information, or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

AT-WILL EMPLOYMENT

The Company’s employees are employed “at-will”, employed for no specific period of time, and employment may be terminated by the Company or the employee at any time, with or without cause, and with or without advance notice. This employment at-will status cannot be altered in any way by any oral or written statements, policies or practices and can only be altered or modified by a written employment contract signed by you and the CEO of the Company.

SEVERANCE BENEFITS

Severance Benefits upon a Termination in Connection with a Change in Control. If your employment is terminated by the Company without Cause (as defined below, and other than as a result of death or disability), or you resign your employment with the Company for Good Reason (as defined below), in either case within three (3) months prior to (and contingent upon the consummation of the Change in Control), in connection with, or within twelve (12) months following the effective date of a Change in Control (a “CIC Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), and further provided that you execute and allow to become effective a standard employment release agreement releasing the Company (and its successor and affiliates) from any and all claims you may have against such entities related to or arising in connection with your employment (a “Release”), then you shall be entitled to the following severance benefits (the “CIC Benefits”):

(i)
the Company shall pay you an amount in cash equal to twelve (12) months of your then current base salary, paid over the twelve (12) month period following your Separation from Service, in accordance with the Company’s regular payroll schedule;
(ii)
the Company shall pay your expenses for continuing your health care coverage and that of any dependents who are covered at the time of your Separation from Service (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending on the earlier of the twelve (12) month anniversary of the Separation from Service or the date on which you become eligible to be covered by the health care plans of another employer, so long as you timely elect such COBRA continuation coverage; and
(iii)
If: the CIC Termination occurs (x) during the first year of the your employment and the conditions set forth above are satisfied, then fifty percent (50%) of all unvested outstanding stock awards then held by you shall become fully vested with respect to the shares subject thereto, effective immediately prior to your Separation from Service; (y) during the second year of the your employment and the conditions set forth above are satisfied, then seventy five percent (75%) of all unvested outstanding stock awards then held by you shall become fully vested with respect to the shares subject thereto, effective immediately prior to your Separation from Service; or (z) after the second year of your employment and the conditions set forth above are satisfied, then all outstanding stock awards then held by you shall become fully vested with respect to all of the shares subject thereto, effective immediately prior to your Separation from Service.

Severance Benefits upon a Termination that is not a CIC Termination. If your employment is terminated by the Company without Cause (other than as a result of death or disability), or you resign your employment with the Company for Good Reason, and such termination is not a CIC Termination, and provided such termination constitutes a Separation from Service and that you execute and allow to become effective a Release then you shall be entitled to the following severance benefits (the “Severance Benefits”):

(i)
the Company shall pay you an amount in cash equal to nine (9) months of your then current base salary, paid over the (9) month period following your Separation from Service, in accordance with the Company’s regular payroll schedule; and
(ii)
the Company shall pay your COBRA Premiums for a period ending on the earlier of the nine (9) month anniversary of the Separation from Service or the date on which you become eligible to be covered by the health care plans of another employer, so long as you timely elect such COBRA continuation coverage.

Notwithstanding anything to the contrary contained herein, payment of any of the CIC Benefits or Severance Benefits will be conditioned upon (i) you continuing to comply with your obligations under the Confidentiality and Intellectual Property Agreement during the period of time in which you are receiving the CIC Benefits or Severance Benefits; and (ii) your resignation from all positions with the Company, any subsidiaries and affiliates, and the Board (as applicable), to be effective no later than the date of Separation from Service (or such other date as determined by the Board).

Definition of Terms. The following terms referred to in this section (Severance Benefits) shall have the following meanings:

(i)
“Cause” for termination of your employment will exist if you are terminated by the Company for any of the following reasons: (i) your commission of any material act of dishonesty; (ii) your conviction of a felony or any crime involving moral turpitude; (iii) your commission of any action that that has caused or is reasonably expected to result in material harm to the business or the reputation of the Company (excluding any action taken in good faith); (iv) your material violation of any duty or obligation owed by you to the Company which causes or is reasonably expected to cause material injury to the Company; (v) your material breach of any of your obligations under any written agreement or covenant with the Company, including but not limited to your Confidentiality and Intellectual Property Agreement; or (vi) your repeated refusal to substantially perform your assigned duties The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding on you. The term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.
(ii)
“Change in Control” shall have the meaning set forth in the 2021 Omnibus Incentive Plan, as it may be amended from time to time; provided that to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(iii)
“Good Reason” for your resignation of your employment shall exist following the occurrence of any of the following without your written consent: (i) a material reduction in job duties, responsibilities, title, or authority inconsistent with your position with the Company; provided, however, that any such reduction or change (including a change in title) after a Change in Control will not constitute Good Reason if you retain reasonably comparable duties, position, and responsibilities with respect to the Company’s business within the successor entity following a Change of Control; (ii) a material reduction of your then current base salary, representing a reduction of more than 10% of the your then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction implemented prior to a Change in Control shall not constitute such a material salary reduction; or (iii) the relocation of your principal place of employment to a place that increases your one-way commute by more than 35 miles as compared to your then current principal place of employment immediately prior to such relocation; provided, that you give written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days after the date on which the Company gives written notice to you of the Company’s affirmative decision to take an action set forth in clause (i), (ii), or (iii) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of your written notice and you terminate your employment within 30 days following the expiration of the cure period.

CONTINGENCIES

Our offer is contingent upon proof of identification and work authorization as required by the Immigration Reform and Control Act of 1986. It is also contingent on completion of a pre-employment background check and reference check, with results satisfactory to the Company. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

MISCELLANEOUS

This Agreement, together with your Confidentiality and Intellectual Property Agreement, provides important information associated with your employment and is the complete, final and exclusive agreement between you and the Company. You enter into this Agreement without relying upon any promise, warranty, representation, or agreement, written or oral, other than those expressly contained within. The terms of this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. Also, this Agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company and electronic signatures shall be equivalent to original signatures.

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we anticipate you starting on November 13, 2023.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

INSTRUCTURE, INC.

Matt Kaminer

Chief Legal Officer

Signed: {company_signature_1}

PETER WALKER

Accepted: {candidate_signature}

ADVANCE AND ADDITIONAL BONUS AGREEMENT

TO: Peter Walker

DATE: September 27, 2023

We are pleased to offer you a signing and retention advance (the “Advance”) in the amount of $350,000 and an additional signing bonus (the “Additional Bonus”) in the amount of $200,000. The Advance and the Additional Bonuses are collectively referred to herein as the “Bonuses.”

The Advance is considered taxable income and as such Instructure shall deduct all taxes and required withholdings from the gross $350,000 amount. To the extent the Additional Bonus is considered taxable income to you, Instructure shall gross up the Additional Bonus for tax purposes such that you receive the net amount of $200,000.

The Additional Bonus will be paid in one lump sum in the first pay period following your date of hire and the Advance will be paid in one lump sum in the first pay period following January 1, 2024.

The Bonuses will be fully earned by you on your one-year anniversary with the Company. Thus, in the event that you leave the Company prior to 12 months from your date of hire for any reason, either voluntarily or involuntarily, you are responsible for repaying the Company a percentage of the Bonuses proportionate to the time remaining in the 12-month period. For example, if you were to leave your employment with Instructure after completing 70% of your initial 12-month period, you would be responsible for repaying Instructure 30% of the amount of the Bonuses. Any owed repayment must be made within 30 days following your last day of employment.

By signing this acknowledgement, you agree that, in the event your employment terminates, either voluntarily or involuntarily, prior to your one-year anniversary with the Company, the Company may withhold any owed repayment of the Bonuses from your final pay, except to the extent prohibited by federal or state law.

Payroll Deduction Authorization

I, Peter Walker, hereby authorize Instructure to deduct or offset from my wages a maximum total amount of $550,000, less the pro-rata share accrued during my service for the Company, should my employment terminate within the first 12 months of my start date with the Company. This deduction or offset represents any repayment of the Bonuses which I owe to the Company pursuant to the terms of this Advance and Additional Bonus Agreement.

In addition, if my final paycheck does not fully cover any owed repayment for whatever reason, I agree to pay the remaining balance of the owed repayment in full within 30 days of my termination date. Should I fail to do so, I agree to reimburse the Company for any amount incurred by the Company in collection costs, including reasonable attorneys’ fees and other costs.

I represent that this authorization is executed voluntarily and has not been made as a condition of my employment.

Candidate Signature: _________________

Candidate Print Name: Peter Walker

Authorized Signature: _____________

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment or continued employment by Instructure, Inc. (“Company”), and the compensation now and hereafter paid to me, I hereby agree to the terms of this agreement (the “Agreement”) as follows:

1. Nondisclosure.

(a) Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of Company’s Proprietary or Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary or Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of the Company and its assigns.

(b) Confidential Information. The term “Confidential Information” means any documentation, data, or information which is valuable to the Company and not generally known to the public, including but not limited to any and all knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

(c) Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to any person, firm or corporation (other than Company personnel who need to know such information in connection with their work for Company) or use it except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party or unless expressly authorized by an officer of Company in writing.

(d) Former Employer Information. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. I will not, during my employment with Company, improperly use or disclose any confidential information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of Company, or upload onto the Company’s systems, any unpublished documents or confidential information belonging to any such employer, in violation of any lawful agreements with such employer, person or entity. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Assignment of Inventions.

(a) Definitions. As used in this Agreement, the term “Invention(s)” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property

Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

(b) Prior Inventions. I have set forth on Exhibit A (Inventions) a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with Company, in which I have an ownership interest or which I have a license to use and that I wish to have excluded from the scope of this agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company product, process or machine, I hereby grant Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to reproduce, make derivative works of, distribute, publicly perform, publicly display in any form or medium, whether now known or later developed, make, have made, modify, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Inventions in any Company Inventions (as defined below) without Company’s prior written consent.

(c) Assignment of Inventions. Subject to Sections 2(d) and 2(f), I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2(f) are referred to as “Company Inventions.” I further agree that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

(d) Nonassignable Inventions. I understand that this agreement does not apply to an Invention which I can prove qualifies fully as a nonassignable Invention under applicable law. I have reviewed the Limited Exclusion Notification section on Exhibit A (Inventions) and agree that my signature on this agreement acknowledges receipt of the notification.

(e) Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with Company, I will promptly disclose to Company in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, including any that may qualify as a nonassignable Invention under applicable law. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf, or in which I am named as an inventor or co-inventor, within a year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify as nonassignable under applicable law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully as nonassignable under the provisions of applicable law.

(f) Government or Third Party. I agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

(g) Enforcement of Intellectual Property Rights. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3. Records. I agree to keep and maintain adequate and current records of all Inventions developed by me (solely or jointly) during the period of my employment at Company. The records shall be available to and remain the sole property of Company at all times.

4. Unfair Competition. I understand and agree that Company is engaged in a highly competitive business and has expended, and continues to expend, significant resources to develop and maintain valuable customer and employee relationships, Proprietary and Confidential Information, and good will in the business community and the marketplace it serves. I understand and agree that my work for Company will bring me into close contact with many Company customers and employees, and it will provide me access to Proprietary and Confidential Information. Accordingly, I further agree that the covenants in this Agreement are reasonable and necessary to protect Company’s legitimate business interests in its customer and employee relationships, its good will, and its Proprietary and Confidential Information. To protect these legitimate interests, I agree as follows:

(a)
Solicitation of Employees. I agree that for the period of my employment by Company and for twelve (12) months after the date of termination of my employment I will not, either directly or indirectly, solicit, or attempt to solicit, or participate in the solicitation of, any employee, independent contractor or consultant of Company to terminate his or her relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity. This restriction is limited to those Company employees, consultants, and independent contractors (i) who held such status with Company as of the date of my termination of employment or (ii) who would have held such status as of the date of my termination of employment but for my having encouraged or solicited them to terminate their employment.

(b)
Solicitation of Customers. I agree that for the period of my employment by Company and for twelve (12) months after the date of termination of my employment, I will not solicit the business of any customer of Company for any other business, individual, or party that competes with the products and services offered by Company. “Customer” means any person or entity (i) that is doing business with Company at the time of my termination, or has done business with Company during the twelve (12) month period immediately preceding termination of my employment, and (ii) for which I provided any services, or for which I was responsible for the provision of services by others, or about which I had access to Proprietary or Confidential Information during the twelve (12) month period immediately preceding my termination. If I am employed by Company in California, this provision shall only apply for the period of my employment by Company and shall not apply following the termination of my relationship with Company.

(c)
Covenant Not to Compete. I agree that during the course of my employment and for twelve (12) months following the termination of my relationship with Company by either party for any reason, I will not , directly or indirectly, as a partner, employee, officer, director, agent, investor, owner, consultant or otherwise, solicit, perform or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Territory. If I am employed by Company in California, this provision shall only apply for the period of my employment by Company and shall not apply following the termination of my relationship with Company.

(d)
Reasonableness of Restrictions. For purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Proprietary or Confidential Information during my employment by Company. For purposes of this Agreement, “Territory” shall mean any geographic area for which I had functional or actual responsibility during the twelve (12) month period immediately preceding the termination of my employment, as well as any area for which my knowledge of Confidential Information jeopardizes Company’s interest in protecting that information. Nothing contained herein shall prohibit me from being the passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of Company and which is publicly traded. Nothing contained herein shall prohibit me from seeking a waiver from Company of these obligations at the time of any termination and waiver will not be unreasonably withheld. I acknowledge that my fulfillment of the obligations contained in this agreement is necessary to protect Company’s legitimate interests and, consequently, to preserve the value and goodwill of Company. I further acknowledge the time, geographic and scope limitations of my obligations under this section are reasonable and represent restrictions which are no greater than necessary so as to afford Company the opportunity to protect its legitimate interests. Further, I acknowledge that employment opportunities exist such that I can be gainfully employed without violating these restrictions.

(e) Non-Disparagement. During Employee’s employment with the Company and thereafter, Employee will not make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company or its subsidiaries or their respective stockholders, members, directors, managers, officers or employees. However, nothing in this paragraph prohibits Employee from making truthful statements required by legal process issued by a court or tribunal of competent jurisdiction, and/or to any federal, state, or local government agency.

5. No Conflicting Obligation. I represent that I have not entered into any agreements and am not subject to any duties to third parties, which are inconsistent with the terms of this agreement. I agree that, during my employment with Company, I will not without Company’s express written consent, engage in any other employment, occupation, consulting or other business activity directly related to the business in which Company is now involved or becomes involved during my employment, nor will I enter into any agreements or commitments or engage in any other activities that conflict with my obligations to Company.

6. Return of Company Documents. When I leave the employ of Company or upon Company’s request at any other time, I will deliver to Company all of Company’s property,

equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server , or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without further notice.

7. Notification of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this agreement, but Company providing a copy of this Agreement or otherwise.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Utah, without giving effect to any conflict of laws principles that require the application of the law of a different state. I expressly consent to the exclusive personal jurisdiction and venue in the state and federal courts located in the County of Salt Lake, State of Utah, for any litigation related to or arising from this Agreement or related to the employment relationship between the parties.

(b) Defend Trade Secrets Act of 2016 Notice. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Severability. If one or more of the provisions in this Agreement are deemed invalid or unenforceable for any reason, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable. Should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable and cannot be modified to be enforceable, that provision shall become void, leaving the remaining provisions in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor in interest or other assignee.

(f) Employment. I agree and understand that nothing in this agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

(g) Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

(h) Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, Company shall have the right to enforce this Agreement and any of its provisions by temporary, preliminary, and permanent injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this agreement.

(i) Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver or failure by Company to enforce any right under this Agreement shall be construed as a waiver of that right or any other right on any other occasion. Company shall not be required to give notice to enforce strict adherence to all terms of this agreement.

(j) Export. I agree not to export, reexport, or transfer, directly or indirectly, and U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

(l) Entire Agreement. The obligations pursuant to Sections 1 and 2 of this agreement shall apply to any time during which I was previously employed, or am in the future employed, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, other than by a court pursuant to paragraph (c) of this Section 8, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signature Page to Follow]

I have read this Agreement carefully and understand and accept its terms, and have been given the opportunity to review it with independent legal counsel. I have completely filled out Exhibit A to this agreement. This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:

{candidate_signature}

_____________________________________

Signature

_____________________________________

Printed Name

Accepted and Agreed To:

INSTRUCTURE, INC.:

{company_signature_1}

By: {company_signature_1}

HR Authorized Signatory

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

Exhibit A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Instructure, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company. If no Prior Inventions are listed below, I represent that there are no Prior Inventions.

2. Limited Exclusion Notification.

This is to notify you pursuant to applicable law, which could include applicable statutory restrictions on the assignment of inventions under the laws of California, Illinois, Washington and Utah, that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you conceived, developed, reduced to practice or created entirely (1) outside of your scope of employment, (2) completely on your own time; and (3) without using Company’s equipment, facilities, supplies, resources or intellectual property except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the current or demonstrably anticipated business, research, or development of Company; or

2. Result from any work, services, or duties performed by you for Company.

See, e.g., Utah Code Title 34, Chapter 39, Section 2 (U.C.A. 34-39-2) or California Labor Code 2870.